Exhibit B-104










		LIMITED LIABILITY COMPANY AGREEMENT


				OF


			FOREST CITY, LLC













			MAY 31, 2001

			TABLE OF CONTENTS

						PAGE

ARTICLE I	FORMATION OF LIMITED LIABILITY COMPANY		1
	SECTION 1.1	Formation				1
	SECTION 1.2	Purposes and Powers			1
	SECTION 1.3	Offices					1
	SECTION 1.4	Definitions and Related Matters		2
	SECTION 1.5	References and Titles			5
ARTICLE IIMEMBERS, MEMBERSHIP INTERESTS AND
 CONTRIBUTIONS; MEETINGS OF MEMBERS				6
	SECTION 2.1	Members, Membership Units and
			 Capital Contributions			6
	SECTION 2.3	Optional Member Loans			6
	SECTION 2.4	No Interest; Return of
			 Contributions				7
	SECTION 2.5	Rights of Members			7
	SECTION 2.6	Nonliability of Members			7
	SECTION 2.7	Meetings				7
	SECTION 2.8	Place of Meetings; Chairman		8
	SECTION 2.9	Notice of Meetings			8
	SECTION 2.10 Quorum of Members				8
	SECTION 2.11 Action and Voting by Members		8
	SECTION 2.12 Action Without a Meeting			9
	SECTION 2.13 Telephone Meetings				9
	SECTION 2.14 Confidentiality				10
ARTICLE III	ALLOCATIONS AND DISTRIBUTIONS			10
	SECTION 3.1	Allocation of Profits and Losses	10
	SECTION 3.2	Distributions				11
ARTICLE IV	MANAGEMENT					11
	SECTION 4.1	Management of the Company		11
	SECTION 4.2	Duties and Services of the Manager	11
	SECTION 4.3	Reliance by Manager			11
	SECTION 4.4	Authority of Managers			12
	SECTION 4.5	Number and Qualifications of
			 Managers				12
	SECTION 4.6	Election and Term of Service		12
	SECTION 4.7	Removal; Filling of Vacancies		12
	SECTION 4.8	Place of Meetings; Chairman		12
	SECTION 4.9	Regular Meetings			12
	SECTION 4.10 Special Meetings				13
	SECTION 4.11 Quorum of and Action by Managers		13
	SECTION 4.12 Action Without a Meeting			13
	SECTION 4.13 Telephone Meetings				13
	SECTION 4.14 Costs and Expenses				13
	SECTION 4.15 Manager's Compensation			14
	SECTION 4.16 Interested Members, Manager
			  and Officers; Outside Activities	14
	SECTION 4.17 Time Devoted to Company			14
	SECTION 4.18 Liability of Manager			14
ARTICLE V	OFFICERS					15
	SECTION 5.1	Officers				15
	SECTION 5.2	Compensation				15
	SECTION 5.3	Term of Office; Removal; Filling
			 of Vacancies				15
	SECTION 5.4	President				15
	SECTION 5.5	Vice Presidents				15
	SECTION 5.6	Secretary and Assistant
			 Secretaries				16
	SECTION 5.7	Treasurer and Assistant
			 Treasurers				16
	SECTION 5.8	Additional Powers and Duties		16
	SECTION 5.9	Limitations on Powers and
			 Duties of Officers			16
ARTICLE VI	ACCOUNTING AND TAX MATTERS; BANKING;
 REPORTS							17
	SECTION 6.1	Books and Records; Capital
			 Accounts				17
	SECTION 6.2	Tax Returns				18
	SECTION 6.3	Tax Matters Member			18
	SECTION 6.4	Tax Elections				19
	SECTION 6.5	Tax Characterization			19
	SECTION 6.6	Bank Accounts; Investment of
			 Company Funds				19
	SECTION 6.7	Signature of Negotiable
			 Instruments				19
	SECTION 6.8	Records					19
	SECTION 6.9	Reports					19
ARTICLE VII	DISSOLUTION, LIQUIDATION AND TERMINATION	20
	SECTION 7.1	Dissolution				20
	SECTION 7.2	Liquidation and Termination		20
ARTICLE VIII RESTRICTIONS ON TRANSFER OF MEMBERSHIP
 INTERESTS							21
	SECTION 8.1	Restrictions on Transfer		21
	SECTION 8.2	Involuntary Assignment by a Member	21
	SECTION 8.3	Assignee's Tax Liability		22
	SECTION 8.4	Specific Performance			22
	SECTION 8.5	Members of Record; Related Matters	22
ARTICLE IX	EXCULPATION AND INDEMNIFICATION			22
	SECTION 9.1	Exculpation				22
	SECTION 9.2	Indemnification				23
	SECTION 9.3	Report to Members			24
	SECTION 9.4	Entitlement				24
	SECTION 9.5	Severability				25
ARTICLE X	MISCELLANEOUS					25
	SECTION 10.1 Manner of Giving Notice			25
	SECTION 10.2 Waiver of Notice				25
	SECTION 10.3 No Company Seal				25
	SECTION 10.4 Choice of Law				26
	SECTION 10.5 Amendments					26
	SECTION 10.6 Severability				26




EXHIBITS
Exhibit A	Members, Addresses, Contribution and
		 Membership Interests
Exhibit B	Form of Addendum Agreement


		LIMITED LIABILITY COMPANY AGREEMENT
					OF
				FOREST CITY, LLC

This Limited Liability Company Agreement (this "Agreement") of Forest
City, LLC, a Delaware limited liability company, is entered into effective for all purposes as of the 31st day of May, 2001 (the "Effective Date"), by and among the undersigned initial sole Member of such limited liability company for and in consideration of the provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:


				ARTICLE I

	FORMATION OF LIMITED LIABILITY COMPANY

SECTION 1.1	FORMATION.  Forest City, LLC (the "Company") was formed as a limited liability company under the laws of the State of Delaware on May 31, 2001, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware.

SECTION 1.2	PURPOSES AND POWERS.  The purpose of the Company is (a) to
acquire those certain oil and gas properties located in Brown, Doniphan, Jackson and Jefferson Counties, Kansas and Nemaha County, Nebraska from the initial Member (either directly from the initial Member or from a third party as the initial Member's designee) as a Capital Contribution to the Company; (b) to acquire other properties within the Forest City Basin in the States of Kansas, Nebraska, Iowa and Missouri; (c) to hold, maintain, renew, explore, drill, develop and operate such properties; (d) to produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and related hydrocarbons and minerals from such properties; (e) to farmout, sell, abandon and otherwise dispose of such properties; (f) to enter into commodity hedging transactions in order to minimize the risk associated with the fluctuation of prices to be received by the Company from the sale of oil, gas and related hydrocarbons and minerals from Company properties, whether on organized exchanges or otherwise; and (g) to take all such other actions incidental to any of the foregoing or as expressly set forth herein as the Managers may determine to be necessary or desirable. In carrying out such purpose, the Company shall have all of the powers provided for a limited liability company under the Act.

SECTION 1.3	OFFICES.  The principal place of business of the Company shall be at such place as the Managers may from time to time determine.  The
Company may have, in addition to such office, such other offices and places of business at such locations, both within and without the State of Delaware, as the Managers may from time to time determine or the business and affairs of the Company may require.

SECTION 1.4	DEFINITIONS AND RELATED MATTERS.

(a)	When used in this Agreement, the following terms shall have the respective meanings set forth below:

"ACT" shall mean the Delaware Limited Liability Company Act, as amended from time to time, or any successor statute thereto.

"ADJUSTED CAPITAL ACCOUNT" shall mean the Capital Account maintained for a Member, as provided in Section 6.1, as of the end of each Fiscal Year,
(a)increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Member under Article II, if any, (ii) an amount equal to such Member's allocable share of Company Minimum Gain attributable to Company Nonrecourse Liabilities, as computed on the last day of such Fiscal Year in accordance with applicable Treasury Regulations,
(iii) an amount equal to such Member's allocable share of Member Nonrecourse Debt Minimum Gain attributable to Member Nonrecourse Debt, as computed on the last day of such Fiscal Year in accordance with applicable Treasury Regulations, and (iv) the amount of Company liabilities allocable to such Member under Section 752 of the Internal Revenue Code with respect to which such Member bears the economic risk of loss to the extent such liabilities do not constitute Member Nonrecourse Debt, and (b) reduced by the adjustments provided for in Treasury Regulation Section 1.704-1(b)(2)
ii)(d)(4)-(6).

"AFFILIATE" shall mean, when used with respect to a specified person, any person that directly or indirectly controls, is controlled by or is under common control with such specified person. As used in this definition, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of a person through an ownership of voting securities (or other ownership interests), contract, voting trust or otherwise.

"CAPITAL CONTRIBUTIONS" shall mean the aggregate of the dollar amounts of any cash, or the fair market value of any property, contributed to the capital of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash or the fair market value of any property agreed to be contributed, or requested to be contributed, by a Member to the capital of the Company.

"CAUSE" shall mean, with respect to any person, the final, nonappealable determination by a court of competent jurisdiction (or any other determination made in accordance with a process that has been approved by the Managers) that such person has committed or engaged in (i) any willful malfeasance, bad faith, or gross negligence in disregard of such person's material duties to the Company; (ii) any commission of any fraud by such person except for any violation of fraudulent conveyance or similar laws; or (iii) any conviction of or plea of no contest to any felony by such person.

"COMPANY MINIMUM GAIN" shall have the same meaning as the term
"partnership minimum gain," as set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

"COMPANY NONRECOURSE LIABILITIES" shall mean nonrecourse liabilities (or portions thereof) of the Company for which the Members bear no economic risk of loss.

"DEPRECIATION" shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the fair market value of property contributed to the Company differs from its adjusted basis for federal income tax purposes at the date of contribution, Depreciation shall be an amount that bears the same ratio to such beginning fair market value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

"DISTRIBUTION" or "DISTRIBUTIONS" shall mean any cash or other property distributed to any Member by the Company on account of such Member's Membership Interest as provided in Section 3.2 or Section 7.2 of this Agreement, and does not include payments to any Member (a) pursuant to a loan by such Member to the Company or other transaction in which such Member is acting other than in its capacity as a Member within the meaning of Section 707(a) of the Internal Revenue Code, (b) that are guaranteed payments within the meaning of Section 707(c) of the Internal Revenue Code or (c) that are made to reimburse such Member or an affiliate of such Member for amounts paid for or on behalf of the Company or that are made to indemnify such Member or an affiliate of such Member as permitted under this Agreement.

"FISCAL YEAR" shall mean the calendar year, provided that the initial Fiscal Year of the Company shall commence as of the date of this Agreement.

"INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

"MANAGER" or "MANAGERS" shall mean those persons designated by the initial Member as the initial managers of the Company, and any person or persons elected by the Members as a successor thereto in accordance with this Agreement.

"MEMBER" shall mean KLT Gas Inc., in its capacity as the sole initial member of the Company, and any person or persons that become substituted or additional Members in accordance with the terms of this Agreement.

"MEMBER NONRECOURSE DEBT" shall have the same meaning as the term "partner nonrecourse debt," as set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

"MEMBER NONRECOURSE DEBT MINIMUM GAIN" shall mean an amount, equal to the Company Minimum Gain that would result if Member Nonrecourse Debt were treated as a "nonrecourse liability" (within the meaning of Section 1.704-2(b)(3) of the Treasury Regulations), determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

"MEMBER NONRECOURSE DEDUCTIONS" shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Member Nonrecourse Debt Minimum Gain, reduced (but not below zero) by proceeds of Member Nonrecourse Debt distributed during the year.

"MEMBERSHIP INTEREST" shall mean each Member's interest in the Company, including such Member's (i) ownership interest in the Company, (ii) share in any Net Profits, Net Losses and Distributions from the Company; and (iii) right to participate in the decisions of the Company pursuant to this Agreement.

"NET PROFIT" or "NET LOSS" shall mean, with respect to any Fiscal Year or other period, the net income or net loss of the Company for such period, determined in accordance with U.S. Federal income tax accounting principles and Section 703(a) of the Internal Revenue Code (including any items that are separately stated for purposes of Section 702(a) of the Internal Revenue Code), with the following adjustments:

(a)	any income of the Company that is exempt from U.S. Federal
income tax shall be included as income;

(b)	any expenditures of the Company that are described in Section
705(a)(2)(B) of the Internal Revenue Code or treated as so described pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(i) shall be treated as current expenses;

(c)	if Company assets are distributed to a Member, such
Distributions shall be treated as sales of such assets for cash at their respective fair market values in determining Net Profit and Net Loss;

(d)	Gain or loss resulting from any disposition of Company
property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the fair market value of the property disposed of at the time of contribution, notwithstanding that the adjusted tax basis of such property differs from its fair market value at the time of contribution; and

(e)	In lieu of the depreciation, amortization, and other cost
recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period.

"PERSON" shall mean an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or entity in a representative capacity.

"SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and any successor statute thereto.

(b)	The following capitalized terms when used herein shall have the respective meanings assigned to such terms in the Sections referred to opposite such terms:

Term				Section

Agreement			Preamble
Capital Account			6.1(b)
Company				1.1
Effective Date			Preamble
Indemnitee			9.2(a)
Loan Account			2.2
TMP				6.3
Transfer			8.1

SECTION 1.5	REFERENCES AND TITLES.  As used in this Agreement, pronouns
in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context clearly otherwise requires. As used in this Agreement, the term "including" shall be construed to be expansive rather than limiting in nature and to mean "including, without limitation," except where the context clearly requires otherwise. Unless the context indicates otherwise, "member" or "members" and "limited liability company" or "limited liability companies" shall be substituted in and for references to "partner" or "partners" and "partnership" or "partnerships," respectively, in the Internal Revenue Code, Treasury Regulations and any pronouncements by the Internal Revenue Service. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Internal Revenue Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be deemed to be amended to the least extent necessary in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

				ARTICLE II

MEMBERS, MEMBERSHIP INTERESTS AND CONTRIBUTIONS; MEETINGS OF MEMBERS

SECTION 2.1	MEMBERS, MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS.

(a)	The initial Member of the Company is KLT Gas, Inc. and its initial
Membership Interest is as set forth on Exhibit A of this Agreement. The Company and the initial Member acknowledge that such Member has made the Capital Contribution to the Company of cash and/or properties as consideration for such Membership Interest set forth on Exhibit A.
Such properties have been contributed to the Company (either in a conveyance directly from the Member or from a third party as the Member's designee) subject to all liabilities and other obligations, and the Capital Account of the initial Member shall be adjusted to reflect the fair market value of such properties. Such Capital Contribution shall represent the maximum Capital Contribution to the Company that such Member shall be required to make to the Company
(unless the Manager requests and such Member otherwise elects to make additional Capital Contributions and thereby acquire an additional Membership Interest). In return for such Capital Contribution, the entirety of such Member's interest in the Company as of the date of this Agreement shall consist of the Membership Interest set forth opposite such Member's name on Exhibit A, which entitles such Member to all of the rights and obligations of a Member pursuant to this Agreement.

(b)	Additional persons may be admitted to the Company as Members and
Membership Interests may be created and issued to such persons on such terms and conditions as the Members shall determine and as shall be reflected in an appropriate amendment to this Agreement which is approved by all the Members.

		(i)	Any such party becoming an additional Member shall
be required to execute and deliver a counterpart of this Agreement in the form of the Addendum Agreement set forth as Exhibit B in order to confirm its agreement to the terms hereof and such party's agreement to make its Capital Contributions.

	(ii)	The Managers shall reflect in the books and records of the
Company the addition of an additional Member as a party hereto, such additional Member's Capital Contributions and the Membership Interest it has acquired (or in the case of a Member that has increased its Capital Contribution, the amount of its additional Capital
Contributions and additional Membership Interest).

SECTION 2.2	OPTIONAL MEMBER LOANSERROR! BOOKMARK NOT DEFINED..  The
Managers may request that one or more Members lend to the Company such funds as the Company may need for working capital purposes, provided that no Member shall have any obligation to make any such loan to the Company unless such Member shall otherwise agree. A loan account (the "Loan Account") shall be established and maintained for each Member separate and apart from such Member's Capital Account, and loans made by such Member to the Company will be credited to such Member's Loan Account. Interest on advances through a Member's Loan Account shall be at such rate as the Manager shall determine and such Member shall agree, and all advances through a Member's Loan Account shall be repaid prior to any Distributions to the Members. A credit balance in a Member's Loan Account shall constitute a liability of the Company to such Member; it shall not constitute a part of such Member's Capital Account.

SECTION 2.3	NO INTEREST; RETURN OF CONTRIBUTIONS.  No interest shall
accrue on any Capital Contributions to the Company (except to the extent permitted with respect to loans made pursuant to Section 2.2).
No Member shall be entitled to the return of its Capital
Contributions except (1) to the extent, if any, that Distributions made pursuant to the express terms of this Agreement may be considered as such by law or by the determination of the Managers, (2) upon dissolution and liquidation of the Company, and then only to the extent expressly provided for in this Agreement and as permitted by law, or (3) to the extent that any amounts paid by the Company to a Member upon the Company's acquisition of any Membership Interest may be considered as such by law.

SECTION 2.4	RIGHTS OF MEMBERSERROR! BOOKMARK NOT DEFINED..  In addition
to the other rights specified herein, each Member shall have the right to: (a) have the Company's books and records kept at the principal place of business of the Company and at all reasonable times to inspect and copy any of them at such Member's sole expense; (b) have on demand true and full information of all things affecting the Company and a formal account of Company affairs whenever circumstances render it just and reasonable; and (c) exercise all rights of a member under the Act (except, in all of the foregoing cases, to the extent otherwise specifically provided herein).
Notwithstanding the forgoing or any other provision of this Agreement, the Managers may limit the inspection and copying of, and other access to (i) information received by the Company which is subject to a confidentiality agreement, (ii) information on any prospective or potential acquisition, operation or business, (iii) seismic, geological and other similar information, and (iv) other information which the Managers determine should not be made available to any Member.

SECTION 2.5	NONLIABILITY OF MEMBER.  No Member shall be liable for the
debts, liabilities, contracts or other obligations of the Company except to the extent of any unpaid Capital Contributions, if any, that a Member has agreed to make to the Company and such Member's share of the assets (including undistributed revenues) of the Company; and in all events, a Member shall be liable and obligated to make payments of its Capital Contributions only as and when such payments are due in accordance with the terms of this Agreement, and a Member shall not be required to make any loans to the Company.
The Company shall indemnify and hold each Member harmless in the event such Member (a) becomes liable for any debt, liability, contract or other obligation of the Company except to the extent expressly provided in the preceding sentence or (b) is directly or indirectly required to make any payments with respect thereto.

SECTION 2.6	MEETINGS.  Meetings of the Members, for any purpose or
purposes, unless otherwise prescribed by statute, the Certificate of Formation or this Agreement, may be called by the Managers or those Members representing a majority of the Membership Interests then outstanding. Any business as may properly be brought before the meeting may be conducted at a meeting of the Members.

SECTION 2.7	PLACE OF MEETINGS; CHAIRMAN.  Meetings shall be held at the
Company's principal place of business or at such other places, within or without the State of Delaware, as may from time to time be fixed by the Managers.

SECTION 2.8	NOTICE OF MEETINGS.  Written or printed notice stating the
place, date and time of each meeting of the Members shall be delivered not less than three nor more than 60 days before the date of the meeting, by or at the direction of the Person(s) calling the meeting, to each Member entitled to vote at the meeting.

SECTION 2.9	QUORUM OF MEMBERS.  The holders of a majority of the
Membership Interests then outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite to and shall constitute a quorum at each meeting of Members for the transaction of business, except as otherwise provided by statute or the Certificate of Formation. Unless otherwise provided in the Certificate of Formation, the Members represented in person or by proxy at a meeting of Members at which a quorum is not present may adjourn the meeting until such time and to such place as may be determined by a vote of the holders of a majority of the Membership Interests represented in person or by proxy at that meeting. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally convened. Unless otherwise provided in the Certificate of Formation, once a quorum is present at a meeting of Members, the Members represented in person or by proxy at the meeting may conduct such business as may be properly brought before the meeting until it is adjourned, and the subsequent withdrawal from the meeting of any Member represented in person or by proxy, or the refusal of any Member represented in person or by proxy to vote, shall not affect the presence of a quorum at the meeting.

SECTION 2.10	ACTION AND VOTING BY MEMBERS.

(a)	With respect to any matter other than those matters set forth in
Section 2.10(b) below or a matter for which the affirmative vote of the holders of a specified portion of the Membership Interests entitled to vote is required by statute or the Certificate of Formation (in which case the vote of the holders of such specified portion of the Membership Interests shall be requisite to constitute the act of the Members), the affirmative vote of Members holding a majority of the Membership Interests then outstanding shall be the act of the Members.

(b)	With respect to any of the matters set forth below in this Section
2.10(b), the affirmative vote of Members holding at least 75% of the Membership Interests then outstanding shall be the act of the Members with respect to the authorization or approval of each of the following matters:

(i)	any merger or consolidation of the Company with or into
another Person or any share or Membership Interest exchange between the Members and another Person;

(ii)	any sale, transfer or lease of all or substantially all of the assets of the Company to another Person;

(iii)	any action by the Company to initiate the dissolution,
liquidation or winding up of the business and affairs of the Company or the termination of its existence as a separate legal entity;

(iv)	any action by the Company to file a voluntary petition in
bankruptcy or for reorganization or for the adoption of an arrangement under Title 11 of the United States Code (or any corresponding provision or provisions of succeeding law) or an admission seeking the relief therein provided or the taking of similar action under the laws of any state or local jurisdiction or otherwise consenting to the appointment of a receiver for all or a substantial part of the Company's property;

(v)	any action to bind or obligate the Company with respect to any matter outside the scope of the Company's business; or.

(vi)	any other action described in this Agreement that requires the consent of the Members pursuant to this Section 2.10(b).

(c)	At any meeting of the Members, every Member having the right to vote shall be entitled to vote either in person or by proxy executed in writing by such Member. A telegram, telex, cablegram, email or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member, shall be treated as an execution in writing for purposes of this Section 2.10.
No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Each proxy shall be delivered to the Managers prior to or at the time of the meeting of Members.

(d)	Each Member's percentage voting power shall be in proportion to its respective Membership Interest.

SECTION 2.11	ACTION WITHOUT A MEETING.  Any action required by
the Act to be taken at any meeting of Members, or any action that may be taken at any meeting of Members, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not fewer than the minimum number of Membership Interests that would be necessary to take the action at a meeting at which all Members entitled to vote on the action were present and voted. Any such writing or writings shall be filed with the minutes of proceedings of the Members. A telegram, telex, cablegram, email or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this
Section 2.11. The Secretary of the Company shall promptly send copies of all such writings that effect actions by the Members to each of the Members.

SECTION 2.12	TELEPHONE MEETINGS.  Subject to the provisions of
applicable law and this Agreement regarding notice of meetings, Members may participate in and hold a meeting by using conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.12 shall constitute presence in person at such meeting, except when a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

SECTION 2.13	CONFIDENTIALITY.  Each Member recognizes and
acknowledges that the Company's trade secrets and other confidential or proprietary information, as they may exist from time to time, are valuable, special and unique assets of the Company's business. Accordingly, during the term of the Company's existence and for the two years subsequent to the term of the Company's existence or the two years subsequent to a Member's withdrawal from the Company, such Member shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any Person, or use for its own personal benefit or for the benefit of anyone else, any trade secrets, seismic information, geological and geophysical information, confidential dealings or other confidential or proprietary information of any kind, nature or description (whether or not acquired, learned, obtained or developed by such Member alone or in conjunction with others) belonging to or concerning the Company, or any of its customers or clients or others with whom they now or hereafter have a business relationship, except (i) in the course of the proper performance of a Member's duties hereunder or (ii) as required by applicable law or legal process. Each Member confirms (i) that all such information constitutes the exclusive property of the Company and (ii) the survival of the provisions of this Section 2.13 for the period subsequent to the term of the Company's existence or the withdrawal of such Member from the Company.


					ARTICLE III

			ALLOCATIONS AND DISTRIBUTIONS

SECTION 3.1	ALLOCATION OF PROFITS AND LOSSES.  The Members shall share
Company Net Profit and Net Loss and all related items of income, gain, loss, deduction and credit for U.S. Federal income tax and all other purposes as follows:

(a)	For any Fiscal Year in which the Company has Net Profit, such Net
Profit shall be allocated between the Members in proportion to their Membership Interests.

(b)	For any Fiscal Year in which the Company has Net Loss, such Net
Loss shall be allocated between the Members in proportion to their Membership Interests.

(c)	The Managers shall make the foregoing allocations as of the last day of each Fiscal Year; provided that if during any Fiscal Year of the Company there is a change in a Member's interest in the Company, the Managers shall make the foregoing allocations as of the date of each such change in a manner that takes into account the varying interests of the Member and in a manner the Managers reasonably deem appropriate.

SECTION 3.2	DISTRIBUTIONS.  The Managers may cause the Company to make
Distributions of funds of the Company that the Managers reasonably determine are not needed for the payment of existing or foreseeable Company obligations and expenditures to the Members at such times and in such amounts as the Managers determine to be appropriate. All nonliquidating Distributions or dividends (i.e., those other than Distributions made pursuant to Section 7.2 of this Agreement) shall, in the absence of the consent of the Members pursuant to Section
2.10(b), be made only in proportion to the Members' respective
Membership Interests.


				ARTICLE IV

				MANAGEMENT

SECTION 4.1	MANAGEMENT OF THE COMPANYERROR! BOOKMARK NOT DEFINED..  The
initial Member hereby appoints the following persons to serve as the initial Managers of the Company: Bruce B. Selkirk, III, Charley W.
Dein and Lynn C. Meibos. The powers of the Company shall be exclusively exercised by and under the exclusive authority of, and the business and affairs of the Company shall be managed under the exclusive direction of, the Managers of the Company. The Managers shall have the power and authority to do or cause to be done any and all acts deemed by the Managers to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making contracts and incurring obligations in the Company's name in the course of the Company's business, without obtaining the consent of the Members. The Managers shall, subject to the provisions of this Agreement and the availability of cash funds of the Company, use reasonable efforts to implement the Company's then applicable business plan, and, subject to the provisions of this Agreement, shall have all right, power and authority to do so. The Managers shall act by the consent or approval, as applicable, of a majority of the Managers.

SECTION 4.2	DUTIES AND SERVICES OF A MANAGER.  Each Manager shall comply in all respects with the terms of this Agreement. In the conduct of the business and operations of the Company, each Manager shall (a) use reasonable good faith efforts to cause the Company (i) to comply with the terms and provisions of all agreements to which the Company is a party or to which its properties are subject, (ii) to comply with all applicable laws to which the Company is subject and (iii) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership of Company properties and the conduct of the Company's business and operations and
(b) attend to other day-to-day affairs of the Company. Managers shall be obligated to perform the duties, responsibilities and obligations of a Manager hereunder only to the extent that funds of the Company are available therefor.

SECTION 4.3	RELIANCE BY MANAGER.  Consistent with each Manager's duties
and responsibilities as Manager hereunder, each Manager may rely and shall be protected in acting or refraining from acting upon any certificate, instrument, opinion, report, notice, request, consent, order, bond, debenture or other substantially similar third party paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. Consistent with such Manager's duties and responsibilities as Manager hereunder, Managers may consult with legal counsel (which may include legal counsel who are employees of such Manager), and third party accountants, appraisers, management consultants, engineers and other consultants and advisers reasonably selected by it. No Manager shall have liability for any action taken or suffered or omitted hereunder in good faith and in reasonable reliance upon, and in accordance with, the opinion of any such persons as to matters within such person's professional or expert competence.

SECTION 4.4	AUTHORITY OF MANAGERS.  The Managers shall not have the
authority or power to act as agent for or on behalf of the Company or any other Manager or Member, to do any act which would be binding on the Company or any other Manager or Member, to incur any expenditures on behalf of or for the Company, or to execute, deliver and perform any agreements, acts, transactions or other matters on behalf of the Company unless specifically authorized by a resolution duly adopted by a majority of the Managers.

SECTION 4.5	NUMBER AND QUALIFICATIONS OF MANAGERS.  There shall be
three initial Managers of the Company, which number may be increased or decreased from time to time by the vote or consent of the Members holding a majority of the Membership Interests then outstanding. No decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager unless the Members holding a majority of the Membership Interests then outstanding otherwise agree. None of the Managers need be Members of the Company or residents of the State of Delaware.

SECTION 4.6	ELECTION AND TERM OF SERVICE.  At the date hereof, the
initial Managers of the Company are as stated in this Section 4.1. Each Manager elected shall serve as Manager until a successor shall have been elected by the Members holding a majority of the Membership Interests then outstanding or until such Manager's earlier death, resignation, retirement, disqualification or removal in accordance with this Agreement.

SECTION 4.7	REMOVAL; FILLING OF VACANCIES.  Any or all of the Managers
may be removed, either for or without cause, at any meeting of the Members called expressly for that purpose, by the affirmative vote of those Members holding a majority of the Membership Interests then outstanding. Any vacancy occurring among the Managers resulting from the death, resignation, retirement, disqualification or removal from office of any Manager, as the result of an increase in the number of Managers, or otherwise, may be filled by a person or persons designated in writing by all the Members.

SECTION 4.8	PLACE OF MEETINGS; CHAIRMAN.  Meetings of the Managers,
either regular or special, may be held either within or without the State of Delaware. The Managers may designate one of the Managers to serve as the Chairman of the Managers. The Chairman of the Managers, if one has been designated by the Managers, shall preside when present at meetings of the Managers.

SECTION 4.9	REGULAR MEETINGS.  Regular meetings of the Managers, of
which no notice shall be necessary, shall be held at such times and places as may be fixed from time to time by resolution adopted by the Managers. Except as otherwise provided by statute or this Agreement, any and all business may be transacted at any regular meeting.

SECTION 4.10 SPECIAL MEETINGS. Special meetings of the Managers may be called by any Manager or the President of the Company on not less than twenty-four (24) hours' notice to each Manager, either personally or by telegram, telephone, telefax or similar communication. Only business within the purpose or purposes described in the notice of special meeting of Managers may be conducted at the meeting.

SECTION 4.11 QUORUM OF AND ACTION BY MANAGERS. At all meetings of the Managers, the presence of a majority of the number of Managers fixed by or in the manner provided in this Agreement shall be necessary to constitute a quorum for the transaction of business, except as otherwise provided by statute. The act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers unless the act of a greater number is required by statute or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any such adjourned meeting any business may be transacted that might have been transacted at the meeting as originally convened.

SECTION 4.12 ACTION WITHOUT A MEETING. Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting, if all Managers consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Managers.

SECTION 4.13 TELEPHONE MEETINGS. Subject to the provisions of applicable law and this Agreement regarding notice of meetings, the Managers may participate in and hold a meeting of Managers by using conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting, except when a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

SECTION 4.14 COSTS AND EXPENSES. Subject to the other express provisions of this Agreement, all costs and expenses reasonably incurred in the Company's business shall be paid from Company funds, including costs of preparing Company tax returns, costs of reports to Members, reasonable outside legal costs, interest expense, general and administrative expenses, operating expenses, marketing costs, taxes and other costs and expenses of the Company. In conducting the business and operations of the Company, a Manager may use its own or its Affiliates' personnel (including consultants retained by such Manager or its Affiliates), properties and equipment; provided that any such services, properties or equipment utilized by such Manager on behalf of the Company shall be for such consideration and on such terms and conditions that are no less favorable than those available from third parties and that such Manager determines in good faith to be in the best interests of the Company.

SECTION 4.15 MANAGER'S COMPENSATION. The Manager shall not receive or be entitled to receive any compensation from the Company for its service as such. Nothing herein contained shall be construed to preclude the Manager or its Affiliates from serving the Company in any other capacity and receiving compensation therefore.

SECTION 4.16  INTERESTED MEMBERS, MANAGER AND OFFICERS; OUTSIDE
  ACTIVITIES.

(a)	No contract or transaction between the Company and one or more of its Members, Managers or officers or between the Company and any other corporation, partnership, association, or other organization in which one or more of its Members, Managers or officers are shareholders, partners, members, directors, managers or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Member, Manager or officer is present at or participates in the meeting of the Members or the determination of the Managers, as the case may be, that authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if, in addition to any other requirement for approval set forth in this Agreement:
(1) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Managers, and a majority of the Managers in good faith authorize the contract or transaction; or (2) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of Members holding not less than a majority of the outstanding Membership Interests of the Company; or (3) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Managers or the Members. Interested Members may be counted in determining the presence of a quorum at a meeting of the Members that authorizes the contract or transaction.

(b)	Subject to the other express provisions of this Agreement, any
Manager may engage in and possess interests in other business ventures of any and every type and description, independently or with others, and neither the Company nor any of its Members shall have any right, title or interest in or to such independent ventures. No Manager shall by virtue of this Agreement have an obligation to offer any such business activity or venture to the Company. No Manager shall by virtue of this Agreement have any duty to refrain from engaging in, nor any duty to offer to the Company, any business opportunity of such Manager regardless of the scope of the Company's activities.

SECTION 4.17 TIME DEVOTED TO COMPANY. Each Manager shall devote such time to Company business as he deems necessary to manage, supervise and conduct Company business and affairs in an efficient manner; but nothing in this Agreement shall preclude, subject to any approval requirements set forth in this Agreement, the employment of any officer, employee, agent, third party, or affiliate to manage or provide other services with respect to the Company's assets or business as the Managers shall determine.

SECTION 4.18 LIABILITY OF MANAGER. No Manager shall be liable for the debts, liabilities, contracts or other obligations of the Company.


				ARTICLE V

				OFFICERS

SECTION 5.1	OFFICERS.  The Managers may designate one or more
individuals to serve as officers of the Company. The Company shall have such officers as the Managers may from time to time determine, which officers may (but need not) include a President, one or more Vice Presidents (and in case of each such Vice President, with such descriptive title, if any, as the Managers deem appropriate), a Secretary, a Treasurer and one or more Assistant Secretaries and Assistant Treasurers. Any two or more offices may be held by the same person.

SECTION 5.2	COMPENSATION.  The compensation, if any, of all officers
of the Company shall be fixed from time to time by the Managers.
The Managers may from time to time delegate to the President the authority to fix the compensation of any or all of the other officers of the Company.

SECTION 5.3	TERM OF OFFICE; REMOVAL; FILLING OF VACANCIES.  Each
officer of the Company shall hold office until his successor is chosen and qualified in his stead or until his earlier death, resignation, retirement, disqualification or removal from office.
Any officer designated by  the Managers may be removed at any time by the Managers whenever in their judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Managers.

SECTION 5.4	PRESIDENT.  The President, if one is designated by the
Managers, shall be the chief executive officer of the Company and, subject to the provisions of this Agreement, shall have general supervision of the affairs of the Company and shall have general and active control of all its business. Except as otherwise provided by statute, the Certificate of Formation or this Agreement, the President shall have power and general authority to execute bonds, deeds and contracts in the name of the Company; to cause the employment or appointment of such employees and agents of the Company as the proper conduct of operations may require and to fix their compensation; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority that shall have elected or appointed him, any officer subordinate to the President; and in general to exercise all the powers usually appertaining to the office of president of a corporation. In the event of the absence or disability of the President, his duties shall be performed and his powers may be exercised by such other officers of the Company as shall be determined by the Managers.

SECTION 5.5	VICE PRESIDENTS.  Each Vice President that is designated by
the Managers shall generally assist the President and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him by the President or the Managers.
The Managers may from time to time appoint certain Vice Presidents who may have special designations, such as "Senior Vice President", "Vice President - Operations" and the like. Vice Presidents having such special designations shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated by the President or the Managers.

SECTION 5.6	SECRETARY AND ASSISTANT SECRETARIES.  The Managers shall
designate the Secretary of the Company, who shall attend all meetings of the Members, shall see that notice is given of all meetings of the Members and shall keep and attest true records of all proceedings at all meetings of the Members. The Secretary shall have authority to attest any and all instruments or writings on behalf of the Company.
The Secretary shall keep and account for all books, documents, papers and records of the Company except those for which some other officer or agent is properly accountable. The Secretary shall generally perform all duties usually appertaining to the office of secretary of a corporation. In the absence or disability of the Secretary, his duties shall be performed and his powers may be exercised by the Assistant Secretaries of the Company, in the order of their seniority, unless otherwise determined by the President, the Secretary or the Managers. Each Assistant Secretary that is appointed by the Managers shall generally assist the Secretary and shall have such powers and perform such duties as shall from time to time be prescribed or delegated to him by the Secretary, the President or the Managers.

SECTION 5.7	TREASURER AND ASSISTANT TREASURERS.  The Treasurer, if one
is designated by the Managers, shall supervise the books of account of the Company and their arrangement and classification. The Treasurer shall have the care and custody of all monies, funds and securities of the Company; shall deposit or cause to be deposited all such funds in and with such depositories as the Managers shall from time to time direct or as shall be selected in accordance with procedures established by the Managers; and shall advise upon all terms of credit granted by the Company. He shall have the power to endorse for deposit or collection or otherwise all checks, drafts, notes, bills of exchange and other commercial paper payable to the Company and to give proper receipts or discharges for all payments to the Company. The Treasurer shall generally perform all duties usually appertaining to the office of treasurer of a corporation. In the absence or disability of the Treasurer, his duties shall be performed and his powers may be exercised by the Assistant Treasurers of the Company, if any, in the order of their seniority, unless otherwise determined by the President, the Treasurer or the Managers. Each Assistant Treasurer appointed by the Managers shall generally assist the Treasurer and shall have such powers and perform such duties as shall from time to time be prescribed or delegated to him by the Treasurer, the President or the Managers.

SECTION 5.8	ADDITIONAL POWERS AND DUTIES.  In addition to the foregoing
especially enumerated duties, services and powers, the several officers of the Company shall perform such other duties and services and exercise such further powers as may be provided by statute, the Certificate of Formation or this Agreement, or as the Managers may from time to time determine or as may be assigned to them by any competent superior officer.

SECTION 5.9	LIMITATIONS ON POWERS AND DUTIES OF OFFICERS.
Notwithstanding the foregoing especially enumerated duties, services and powers, the several officers of the Company shall not have the power and authority to cause the Company to take any action that requires the approval of the Members pursuant to Section 2.10 unless the Members have specifically approved such action.


				ARTICLE VI

	ACCOUNTING AND TAX MATTERS; BANKING; REPORTS

SECTION 6.1	BOOKS AND RECORDS; CAPITAL ACCOUNTS.  (a)  The Managers
shall maintain or cause the Company to maintain books and records as required and in accordance with Section 18-305 of the Act, and shall make or cause to be made such records available to the Members upon request thereby. All requests made by Members pursuant to this
Section 6.1 shall be directed to the Secretary of the Company at the Company's principal place of business. The Managers and officers of the Company shall keep books of account for the Company in accordance with generally accepted accounting principles consistently applied in accordance with the terms of this Agreement and, to the extent inconsistent therewith, in accordance with federal income tax accounting rules as provided in this Agreement.

(b)	An individual capital account (a "Capital Account") shall be maintained by the Company for each Member as provided below:

(i)	Each Member's Capital Contributions when made shall be
credited to such Member's Capital Account. The Capital Account of each Member shall, except as otherwise provided herein, be (A) credited with the amount of any cash contributed to the Company by such Member; (B) credited with the fair market value of any property contributed to the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code), (C) credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such Member for federal income tax purposes, (D) debited by the amount of any item of deduction or loss allocated to such Member for federal income tax purposes, (E) debited by such Member's allocable share of expenditures described in Section 705(a)(2)(B) of the Internal Revenue Code, and (F) debited by the amount of cash or the fair market value of any property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Internal
Revenue Code).

(ii)	Any adjustments of basis of Company property provided for
under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) shall not affect the Capital Accounts of the Members, except to the extent required by Treasury Regulation Section 1.704-1(b)(2)(iv)(m), and the Members' Capital Accounts shall be debited or credited pursuant to the terms of this Section 6.1(b) as if no such election had been made.

(iii)	Capital Accounts shall be adjusted, in a manner consistent
with this Section 6.1(b), to reflect any adjustments in items of Company income, gain, loss or deduction that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

(iv)	In the case of property contributed to the Company by a
Member, the Members' Capital Accounts shall be debited or credited in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g) for items of depreciation, cost recovery, amortization, and gain or loss with respect to such property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its fair market value on the date of the contribution of the property to the Company, in lieu of the adjustments to the Capital Accounts otherwise provided in this Section 6.1(b) for such items.

(v)	It is the intention of the Members that the Capital Accounts of each Member be kept in the manner required under Treasury Regulation
Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the Capital Accounts is required by such Regulation, the Manager is hereby authorized to make such adjustment after notice to the Members.

SECTION 6.2	TAX RETURNS.  The Managers shall prepare or cause to be
prepared and timely file all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Company. Within 90 days after the end of each Fiscal Year of the Company, the Company shall cause to be delivered to each Member information pertaining to the Company and its operations for the previous Fiscal Year that is necessary for the Members to accurately prepare their respective federal and state income tax returns for such Fiscal Year.

SECTION 6.3	TAX MATTERS MEMBER.  The initial Member is hereby
appointed and designated as the tax matters member for the Company under Section 6231 of the Internal Revenue Code, and if such Member for any reason becomes unable or unwilling to serve as such, the Managers shall appoint another Member as the tax matters Member of the Company under Section 6231 of the Internal Revenue Code (in either case, the "TMP"). The TMP is authorized to take such actions and to execute and file all statements and forms on behalf of the Company that may be permitted or required by the applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder. The TMP shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Such power and authority shall include the power and authority to extend the statute of limitations, file a request for administrative adjustment and file suit concerning any Company tax matter. Any settlement agreement proposed, or to be proposed, relating to any Company tax matter, however, must be approved by the Manager before being offered or accepted (as the case may be) by the TMP. The TMP also shall take such action as may be necessary to cause the other Members to become "notice partners" within the meaning of Section 6223 of the Internal
Revenue Code.

SECTION 6.4	TAX ELECTIONS.  The Managers shall make such elections on
behalf of the Company with respect to federal, state and local tax matters as the Managers shall determine from time to time.

SECTION 6.5	TAX CHARACTERIZATION.  The Members intend that the
Company be characterized and treated as a partnership for, and solely for, U.S. federal, state and local income tax purposes. For such purpose, (i) the Company shall be subject to all the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, and (ii) all references to a "Partner," to "Partners" and to the "Partnership" in the provisions of the Code and Treasury Regulations cited in this Agreement shall be deemed to refer to a Member, Members and the Company, respectively. Neither the Company, the Manager nor any Member shall file an election to classify the Company as an association taxable as a corporation for federal income tax purposes.

SECTION 6.6	BANK ACCOUNTS; INVESTMENT OF COMPANY FUNDS.  The Managers
shall cause one or more accounts to be maintained in the name of the Company in one or more banks, which accounts shall be used for the payment of expenditures incurred by or on behalf of the Company and in which shall be deposited all funds and receipts of the Company.
All amounts shall be and remain the property of the Company and shall be received, held and disbursed by the Managers or the officers for the purposes specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Company, and no other funds shall in any way be commingled with such funds. The Managers may invest the Company funds in any manner that the Managers deem appropriate.

SECTION 6.7	SIGNATURE OF NEGOTIABLE INSTRUMENTS.  All bills, notes,
checks or other instruments for the payment of money shall be signed or countersigned by such Manager, officer, officers, agent or agents, and in such manner, as are permitted by this Agreement and as from time to time may be prescribed (whether generally or specifically) by the Managers.

SECTION 6.8	RECORDS.  The Company shall keep or cause to be kept
appropriate books and records in accordance with the Act with respect to the Company's business, which books and records shall at all times be kept at the principal office of the Company. Without limiting the foregoing, the Company shall keep at its principal office the following: (a) a current list of the full name and the last known street address of the Managers and each Member; (b) a copy of the Certificate of Formation and this Agreement and all amendments thereto; and (c) such other documents with respect to the Company's business as the Manager may reasonably determine.

SECTION 6.9	REPORTS.  The Company shall deliver to the Members such
financial statements, reports and other information as the Managers shall determine from time to time or as any Member may reasonably request.


				ARTICLE VII

	DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 7.1	DISSOLUTION.  The Company shall be dissolved upon the
occurrence of any of the following:

(a)	The unanimous consent in writing of the Members.

(b)	The sale, lease or other disposition of all or substantially all of the assets of the Company.

(c)	The occurrence of any event that makes it unlawful for the
business of the Company to be continued.

(d)	The sale of all of the outstanding Membership Interests of the
Company, unless within 90 days after such event the purchasers owning a majority-in-interest (within the meaning of Treasury Regulation
Section 301.7701-2(b)) give their written consent to continue the business of the Company on the same terms and conditions provided in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement.

SECTION 7.2	LIQUIDATION AND TERMINATION.  Upon dissolution of the
Company, the Members shall appoint in writing one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein.
The liquidator shall continue to operate the Company properties with all of the power and authority of a Manager. The steps to be accomplished by the liquidator are as follows:

(a)	As promptly as possible after dissolution, the liquidator
shall cause a proper accounting to be made of the Company's assets, liabilities and operations through the end of the day on which the dissolution occurs or the final liquidation is completed, as appropriate.

(b)	The liquidator shall sell such of the assets of the Company
as may be sold on reasonable terms and pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Company, each Member's Capital Account shall then be adjusted by (i) assuming the sale of any remaining assets of the Company for cash at their respective fair market values (as determined by an appraiser selected by the liquidator) as of the date of dissolution of the Company and (ii) debiting or crediting the Member's Capital Account with its respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as such Capital Account would be debited or credited for gains or losses on actual sales of such assets. The liquidator shall then by payment of cash or property (valued as of the date of dissolution of the Company at its fair market value by the appraiser selected in the manner provided above) make Distributions to the Members of such amounts as are required to pay the positive balances of their respective Capital Accounts.
Such a Distribution shall be in cash or in kind as determined by the liquidator. Any Distribution in kind, to the extent possible in complying with the foregoing provisions of this subsection (b), shall be made to each Member in proportion to its Membership
Interest in the assets so distributed. Notwithstanding the foregoing provisions of this subsection (b) to the contrary, however, if a Member so elects by notice in writing delivered to the liquidator, the liquidator shall not sell such Member's interest in the assets and property of the Company and instead shall distribute all of such interest, subject to such Member's share of any Company obligations, to such Member in kind. Any
Distribution to the Members in liquidation of the Company shall be made by the later of the end of the taxable year in which the liquidation occurs or ninety (90) days after the date of such liquidation. For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Treasury Regulation Subsection 1.704-1(b)(2)(ii) as in effect at such time.

(c)	No Member shall be obligated to restore a negative balance
in its Capital Account at any time.

(d)	Except as expressly provided herein, the liquidator shall
comply with any applicable requirements of the Act, including Sections 18-803 and 18-804 thereof, and all other applicable laws pertaining to the winding up of the affairs of the Company and the final Distribution of its assets.

(e)	The Distribution of cash and/or property to the Members in
accordance with the provisions of this Section 7.2 shall constitute a complete return to the Members of their Capital Contributions and a complete Distribution to the Members of their interest in the Company and all Company property, save and except for any contingent future interest that the Members may have in any cash or property placed in an escrow fund to satisfy contingent liabilities that ultimately is not used therefor.


				ARTICLE VIII

	RESTRICTIONS ON TRANSFER OF MEMBERSHIP INTERESTS

SECTION 8.1	RESTRICTIONS ON TRANSFER.   No Member or any assignee of
any Member, as the case may be, shall sell, transfer, assign, hypothecate, make gifts of, or in any manner dispose of, encumber, or alienate ("Transfer") any Membership Interest, or any right or interest therein, without the prior written consent of the other
Members, the granting or denying of which shall be in such other
Members' sole discretion. Any such attempted Transfer not permitted hereunder shall be null and void AB INITIO.

SECTION 8.2	INVOLUNTARY ASSIGNMENT BY MEMBER.  In the event that a
Member's Membership Interest is taken or disturbed by levy, foreclosure, charging order, execution or similar proceeding, the assignee of a Member's Membership Interest shall be entitled to no more than to receive distributions subject to the provisions of this Agreement, and profits and losses attributable to the Member's Membership Interest in the Company in accordance with this Agreement and in no event shall such assignee have the right to interfere with the management or administration of the Company business or affairs or to become a substitute Member.

SECTION 8.3	ASSIGNEE'S TAX LIABILITY.  An assignee of any Membership
Interest shall receive the federal and all relevant state Forms K-1 and report all income and loss on his, her or its income tax returns each year in accordance the Rev. Rul, 77-137, 1977-1 C.B. 178.

SECTION 8.4	SPECIFIC PERFORMANCE.  Each of the parties to this
Agreement acknowledges that it shall be impossible to measure in money the damage to the Company or the Member(s), if any of them or any transferee of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article VIII, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Member(s) shall not have an adequate remedy at law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article VIII and to prevent any disposition of Membership Interests in contravention of any terms of this Article VIII, and waives any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and (iii) availability of relief in damages.

SECTION 8.5	MEMBERS OF RECORD; RELATED MATTERS.  The Company, its
Managers, and officers will be entitled to consider the owner of any Membership Interest as set forth in the books and records of the Company as the absolute owner thereof for all purposes. Neither the Company nor its Managers or officers will incur any liability for Distributions of cash or other property made in good faith to the owner of a Membership Interest until such time as a written assignment of such Membership Interest has been received and accepted by the Company and such assignment has been recorded in the books and records of the Company and upon surrender to and cancellation of the certificate for such Membership Interest, accompanied by an assignment or transfer by the Member. In no event will any purported Transfer of any Membership Interest, by operation of law or otherwise, require the Company or its Managers or officers to account to more than one Person with respect to such transferred Membership Interest. In the event of a permitted Transfer of a Membership Interest by a Member, allocations between the assignor and assignee of deductions, credits and income of the Company for federal, state and local income tax purposes shall be based on the portion of the year during which the assignor and assignee each owned such Membership Interest.


				ARTICLE IX

		EXCULPATION AND INDEMNIFICATION

SECTION 9.1	EXCULPATION.  No Manager, nor any officer of the Company
or any Member, shall be liable, responsible, or accountable in damages or otherwise to the Company or any Member by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that any of the foregoing is determined, by a final, nonappealable order of a court of competent jurisdiction (or by any other means approved by the Managers) to have been primarily caused by any Cause of such person; provided that if the Cause of any person claiming exculpation shall consist of a conviction of or plea of no contest to a felony, then such person shall not be entitled to exculpation unless it is determined, by final, nonappealable order of a court of competent jurisdiction (or by any other means approved by the Managers) that exculpation should be granted in whole or part or that such Cause was not the primary cause of any of the matters for which exculpation is being sought. THE MEMBERS RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH PERSON FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF
ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE
BY ANY SUCH PERSON.

SECTION 9.2	INDEMNIFICATION.

(a)	Indemnitees and Indemnifiable Claims.  The Company shall
indemnify and hold harmless (i) any Manager, (ii) any Member, (iii) any Affiliate of any Manager or any Member, or (iv) any officer, director, employee, agent, stockholder, member or partner of the Company, a Member or any of its Affiliates (each, an "Indemnitee"), from and against any claim, loss, damage, liability, or reasonable expense (including reasonable attorneys' fees, court costs, and costs of investigation and appeal) suffered or incurred by any such Indemnitee by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent any of the foregoing (A) is determined by final, nonappealable order of a court of competent jurisdiction (or by any other means approved by the Managers) to have been primarily caused by any Cause of such person or (B) is suffered or incurred as a result of any claim (other than a claim for indemnification under this Agreement) asserted by the Indemnitee as plaintiff against the Company; provided that if (for purposes of clause (A) immediately above) the Cause of any person claiming indemnification shall consist of a conviction of or plea of no contest to a felony, then such person shall not be entitled to indemnification unless it is determined, by final, nonappealable order of a court of competent jurisdiction (or by any other means approved by the Manager), that indemnification should be granted in whole or part or that such Cause was not the primary cause of any of the matters for which indemnification is being sought. THE MEMBERS RECOGNIZE THAT SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY GIVE RISE TO NEGLIGENCE.

(b)	Advancement of Expenses.  Unless a determination has been
made (by final, nonappealable order of a court of competent jurisdiction or by any other means approved by the Managers) that indemnification is not required, the Company shall, upon the request of any Indemnitee and except for any claim of the type described in clause (B) of Section 9.2(a) of this Agreement, advance or promptly reimburse such Indemnitee's reasonable costs of investigation, litigation, or appeal, including reasonable attorneys' fees; provided that the affected Indemnitee shall, as a condition of such Indemnitee's right to receive such advances and reimbursements, undertake in writing to promptly repay the Company for all such advancements or reimbursements if a court of competent jurisdiction determines, by final, nonappealable order (or by any other means approved by the Managers), that such Indemnitee is not then entitled to indemnification under this Section 9.2. The written undertaking described in the immediately preceding sentence to repay the amount paid or reimbursed to an Indemnitee by the Company must be an unlimited general obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment.

(c)	Insurance and Other Sources of Indemnification.  The Managers
may cause the Company to purchase and maintain insurance, at the expense of the Company and to the extent available at commercially reasonable rates, for the protection of the Indemnitee described under Section 9.2(a) of this Agreement. All payments that the Company is obligated to make to any Indemnitee in respect of any indemnifiable claim under Sections 9.2(a) or 9.2(b) of this Agreement shall be reduced by all payments made to such Indemnitee in respect of such claim under any such insurance policy purchased and maintained by the Company or under any other indemnification agreement or other arrangement provided for the protection of such Indemnitee. Without limiting the power of the Company to purchase, procure, establish or maintain any kind of insurance or other arrangement, the Company may, for the benefit of persons indemnified by the Company, (1) create a trust fund; (2) establish any form of self-insurance; (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company; or
(4) establish a letter of credit, guaranty or surety arrangement.
The insurance or other arrangement may be purchased, procured, maintained or established within the Company or with any insurer or other person deemed appropriate by the Managers regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the Company. In the absence of fraud, the judgment of the Managers as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject any Manager to liability, on any ground, regardless of whether such Manager is a beneficiary of the insurance or arrangement.

(d)	Settlements.  Notwithstanding Section 9.2(a) of this Agreement, the Company shall not be obligated to make any indemnification payment to any Indemnitee in respect of any settlement unless such settlement shall have been approved (i) by a Manager in writing or (ii) by final, nonappealable order of a court of competent jurisdiction (or by any other means approved by a Manager).

(e)	Source of Funds.  The indemnification provided by this Section
9.2 shall be made and shall be recoverable by the Indemnitee only out of the tangible net assets of the Company and not from the Members.

SECTION 9.3	REPORT TO MEMBERS.  Any indemnification of or advance of
expenses to any person in accordance with this Article or the provisions of any statute shall be reported in writing to the Members within the three-month period immediately following the date of the indemnification or advance.

SECTION 9.4	ENTITLEMENT.  These indemnification provisions shall inure
to each of the Managers, the Members, officers, employees and agents of the Company, and to other persons serving at the request of the Company (as provided in this Article), regardless of whether any such person ceases to serve as such at any time and whether or not the claim asserted against any such person is based on matters that antedate the adoption of this Article, and in the event of any such person's death, shall extend to such person's legal representatives;
but such rights shall not be exclusive of any other rights to which any of the foregoing persons may be entitled.

SECTION 9.5	SEVERABILITY.  The provisions of this Article are intended
to comply with Section 18-108 of the Act. To the extent that any provision of this Article authorizes or requires indemnification or the advancement of expenses contrary to such statutes or the Certificate of Formation, the Company's power to indemnify or advance expenses under such provision shall be limited to that permitted by such statute and the Certificate of Formation and any limitation required by such statutes or the Certificate of Formation shall not affect the validity of any other provision of this Article.

			ARTICLE X

			MISCELLANEOUS

SECTION 10.1 MANNER OF GIVING NOTICE. All notices, demands, requests, or other communications required or permitted to be given pursuant to this Agreement, the Certificate of Formation or the Act shall be in writing and shall be given either (a) by hand delivery, (b) by United States first class mail, postage prepaid, (c) by electronic facsimile or (d) by overnight courier service (charges prepaid) with proof of delivery. Each Member's address for notices and other communications hereunder shall be that specified by such Member on Exhibit A to this Agreement or as is otherwise reflected in the books and records of the Company. Any Member may change its address for notices and communications by giving notice in writing, stating its new address for notices, to the Company in accordance with this Section 11.1, and the Company may change its address for notice and communication by giving such notice to the Members in accordance with this Section
10.1. Notices sent by hand delivery shall be deemed to have been given when received; notices mailed in accordance with the foregoing shall be deemed to have been given five days following the date mailed; notice sent by electronic facsimile shall be deemed given on the first business day after electronically confirmed; and notices sent by overnight courier service shall be deemed to have been given on the next business day following the date so sent.

SECTION 10.2 WAIVER OF NOTICE. Whenever any notice is required to be given to any Member or any Manager of the Company under the provisions of the Act, the Certificate of Formation or this Agreement, a waiver thereof in writing signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

SECTION 10.3 NO COMPANY SEAL. The Company shall not be required to have a Company seal, and no agreement, instrument or other document executed on behalf of the Company that would otherwise be valid and binding on the Company shall be invalid or not binding on the Company solely because no Company seal is affixed thereto.

SECTION 10.4 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be performed therein, without regard to principles of conflicts of laws thereof.

SECTION 10.5 AMENDMENTS. This Agreement may be amended only with the written consent of all of the Members.

SECTION 10.6 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.



IN WITNESS WHEREOF, the undersigned initial Member has executed this Agreement as of the Effective Date.

MEMBER:

KLT GAS, INC.


By:
/s/Bruce B.Selkirk

Name:Bruce B. Selkirk

Title:President






	EXHIBIT A


NAME AND ADDRESS		  	   Percentage
   OF MEMBER		  Interest	   Contribution

KLT Gas, Inc.		    100%	All of its right, title and
10740 Nall, Suite 230 			interest in those certain
Overland Park, Kansas 			properties located in Brown,
66211					Doniphan, Jackson and
					Jefferson Counites, Kansas
					and Nemaha County,
Phone	(913) 967-4300			Nebraska (including those
Fax	(913) 967-4345			properties acquired from
					Patrick Energy Corporation)